================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   ----------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. ONE)*

                         California Pizza Kitchen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  13054D 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 9, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      | | Rule 13d-1 (b)

      | | Rule 13d-1 (c)

      |X| Rule 13d-1 (d)



----------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

================================================================================

CUSIP No. 13054D 10 9                  13G/A                  Page 2 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Furman Selz SBIC, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           701,768
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         701,768
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     701,768

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G/A                  Page 3 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Furman Selz SBIC Investments LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           701,768
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         701,768
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     701,768

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G/A                  Page 4 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Furman Selz Investments, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           701,768
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         701,768
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     701,768

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G/A                  Page 5 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING Furman Selz Asset Management LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           701,768
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         701,768
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     701,768

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G/A                  Page 6 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING (U.S.) Financial Holdings Corporation

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           701,768
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         701,768
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     701,768

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G/A                  Page 7 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING Bank N.V.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           701,768
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         701,768
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     701,768

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BK

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G/A                  Page 8 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING Groep N.V.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           701,768
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         701,768
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     701,768

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IC

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G/A                  Page 9 of 14 Pages

ITEM 1(A). NAME OF ISSUER:

       California Pizza Kitchen, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

       6053 West Century Blvd.
       Eleventh Floor
       Los Angeles, CA  90045-6442


ITEMS 2(A), (B) AND (C). NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
     OFFICE OR, IF NONE, RESIDENCE; CITIZENSHIP:

     This statement is being filed by (a) Furman Selz SBIC, L.P., a Delaware limited partnership ("Furman Selz SBIC"), (b) Furman Selz SBIC Investments LLC, a Delaware limited liability company ("FS SBIC Investments"), (c) Furman Selz Investments, LLC, a Delaware limited liability company ("FS Investments"), (d) ING Furman Selz Asset Management LLC, a Delaware limited liability company ("ING Furman Selz"), (e) ING (U.S.) Financial Holdings Corporation, a Delaware corporation ("ING (U.S.)"), (f) ING Bank N.V., a bank organized under the laws of The Netherlands ("ING Bank") and (g) ING Groep N.V., a bank organized under the laws of The Netherlands ("ING Groep").

     The business address of each of the Reporting Persons is c/o FS SBIC Investments, 55 East 52nd Street, New York, New York 10055, except as follows:

     The business address for ING (U.S.) is 135 East 57th Street, New York, New York 10022.

     The business address for ING Bank is P.O. Box 810, 1000 AV Amsterdam, The Netherlands.

     The business address for ING Groep is Strawinskylaan 2631, 1097 ZZ, Amsterdam, The Netherlands.

     ING Groep owns 100% of ING Bank, which owns 100% of ING (U.S.), which owns 100% of ING Furman Selz, which is the sole managing member and owner of 100% of the interests of FS Investments, which is the sole managing member and owner of 100% of the interests of FS SBIC Investments. FS SBIC Investments is the sole general partner of Furman Selz SBIC, which directly owns 701,768 shares of Common Stock.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.01 per share

ITEM 2(E) CUSIP NUMBER:

     13054D 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
     (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

CUSIP No. 13054D 10 9                  13G/A                 Page 10 of 14 Pages

     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)     Amount beneficially owned:

             701,768

     (b)     Percent of class:

             3.8%

     (c)     Number of shares as to which such person has:


     (i)     Sole power to vote or to direct the vote

             701,768

     (ii)    Shared power to vote or to direct the vote

             0

     (iii)   Sole power to dispose or to direct the disposition of

             701,768


     (iv)    Shared power to dispose or to direct the disposition of

             0

Furman Selz SBIC is the direct owner of 701,768 shares of Common Stock. FS SBIC Investments, FS Investments, ING Furman Selz, ING (U.S.), ING Bank and ING Groep, by virtue of their control and ownership interests in FS Investments, and by virtue of their control and ownership interests, direct or indirect, in Furman Selz SBIC, share voting and dispositive power over such shares of Common Stock and therefore may be deemed to be beneficial owners thereof.

CUSIP No. 13054D 10 9                  13G/A                 Page 11 of 14 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATIONS.

         Not Applicable to filings pursuant to Rule 13d-1(d).

CUSIP No. 13054D 10 9               13G/A                    Page 12 of 14 Pages

                         EXHIBIT INDEX TO SCHEDULE 13G
                         -----------------------------

EXHIBIT A
---------

       A.*    Joint Reporting Agreement and Power of Attorney on Behalf of Each
              Reporting Person, dated February 14, 2001.......................15


------------------------
* Previously filed

CUSIP No. 13054D 10 9               13G/A                    Page 13 of 14 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. On executing the statement, the undersigned agrees, to the extent required by Rule 13d-1(k)(1), that this statement is being filed on behalf of each of the Reporting Persons herein.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                FURMAN SELZ SBIC, L.P.

                                By:  /s/ Brian P. Friedman
                                     _________________________________
                                     Name:  Brian P. Friedman
                                     Title: President of General Partner

                                FURMAN SELZ SBIC INVESTMENTS LLC

                                By:  /s/ Brian P. Friedman
                                     _________________________________
                                     Name:  Brian P. Friedman
                                     Title: President

                                FURMAN SELZ INVESTMENTS, LLC

                                By:                           *
                                     ------------------------------------------
                                     Name:  Brian P. Friedman
                                     Title: President

                                ING FURMAN SELZ ASSET
                                MANAGEMENT LLC

                                By:                           *
                                     ------------------------------------------
                                     Name:  Robert Miller
                                     Title: Vice President

CUSIP No. 13054D 10 9               13G/A                    Page 14 of 14 Pages

                                ING (U.S.) FINANCIAL HOLDINGS
                                CORPORATION

                                By:                          *
                                     ------------------------------------------
                                     Name:  Andrew W. Druch
                                     Title: Secretary

                                ING BANK N.V.

                                By:                          *
                                     ------------------------------------------
                                     Name:  J. H. J. Houben
                                     Title: Managing Principal

                                By:                          *
                                     ------------------------------------------
                                     Name:  P. F. M. Van Lierop
                                     Title: Senior Legal Advisor

                                ING GROEP N.V.

                                By:                          *
                                     ------------------------------------------
                                     Name:  J. H. J. Houben
                                     Title: Managing Principal



*By:  /s/ Robert Miller
      _____________________________
      Name:  Robert Miller
      Title: Attorney-in-fact


Dated: February 15, 2001